EX-99

THE ASSOCIATES NEWS
Lenora to Head Associates International Operations

DALLAS, Dec. 16, 1999 - Associates First Capital Corporation (NYSE:AFS) today named Michael C. Lenora, 43, to head its International Operations, replacing Wilfred Y. Horie, 53, who has resigned and is expected soon to announce that he will head an international financial institution. Lenora, a 16-year veteran with The Associates, is currently based in London where he is responsible for the corporation's European operations. Lenora, who is being promoted to senior executive vice president, will report to Roy A. Guthrie, the corporation's chief financial officer.

"Mike Lenora is a seasoned executive with both domestic and international experience," said Keith W. Hughes, chairman and chief executive officer of the company. "It is a credit to Wil, and to the organization he has developed, that Mike is able to assume these new responsibilities.

"During his 30 years with the corporation, Wil has made significant contributions, most recently in Japan and then as head of our International Operations. While we will miss Wil, we are pleased that he has the opportunity to assume greater responsibilities with another financial institution." Horie's resignation is effective in early January.

Lenora, who has prior banking and marketing experience, earned a masters degree in international business at Katholieke Universiteit te Leuven in Belgium, and a Master of Business Administration from the University of Chicago.

Associates First Capital Corporation, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services worldwide. The Associates has operations in the United States and 13 international markets. Headquartered in Dallas, it is the largest publicly traded finance company in the United States, based on total market capitalization. For more information, visit The Associates Web site at www.theassociates.com.

This news release may contain certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended Dec. 31, 1998, filed with the Securities and Exchange Commission.

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www.theassociates.com

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